Exhibit 99

NEWS RELEASE

Contact:	Leanne Kassab
Marketing Dept.
814-765-9621

FOR IMMEDIATE RELEASE

WILLIAM A. FRANSON TO RETIRE FROM COUNTY NATIONAL BANK AFTER NEARLY 43 YEARS OF SERVICE, LEADERSHIP

CLEARFIELD, PENNSYLVANIA—December, 2003

The Board of Directors of CNB Financial Corporation and County National Bank announce the retirement of William A. Franson, effective December 31, 2003, following nearly 43 years of distinguished service to the organization.

Mr. Franson began his career with County National Bank in 1961 as a clerk typist. This was the same year he graduated from Clearfield Area High School where he was awarded the honor of Outstanding Commercial Student. After graduation, he advanced to Loan Department Teller, Loan Department Manager, Operations Manager and, in 1967, was appointed Assistant Cashier. As a platform officer, his primary responsibility was lending (personal, real estate and commercial). In addition to lending, he was in charge of the Human Resources function and was the Bank’s Compliance Officer for many years. In 1976, Mr. Franson was promoted to Vice President and in 1982, became Senior Vice President. He was named Executive Vice President and Cashier/Chief Operating Officer in 1992 and also served on the Board of Directors of County National Bank and CNB Financial Corporation.

“Bill has left a lasting impression on every single employee of the Bank at every level and on the Bank itself. His leadership has been pivotal and his camaraderie has had a positive impact on all of us,” William F. Falger, President and CEO of County National Bank, went on to say, “On behalf of the employees and directors of the Bank and CNB Financial Corporation, I would like to extend the warmest of congratulations and best wishes to Bill in his retirement. He will be greatly missed, but will always be a part of the CNB family.”

In addition to completing numerous courses with the Professional Development Network (formerly the American Institute of Banking, or AIB), Mr. Franson graduated from the Pennsylvania School of Banking (PBA) in 1968, from the Stonier Graduate School of Banking at Rutgers University in 1971, and from the American Banker’s Association (ABA’s) National School of Human Resources. Over the years, he also attended numerous ABA and PBA clinics and seminars. Since the early 1970’s Mr. Franson taught a number of AIB courses and served as a member of the Board of Directors of the Keystone Valley Chapter of AIB. He is currently Chairman of the Board of Directors for the Banker’s Settlement Services of Southwestern Pennsylvania, a title insurance company formed several years ago by a number of banks in Clearfield, Indiana, Blair, Centre and Cambria counties.

Mr. Franson served with the United States Army in 1962 as a member of the National Guard and is currently a member of the John Lewis Shade Post No. 6 American Legion and the Clearfield Elks Lodge No. 540. He is a charter member of the Clearfield Chapter Order of DeMolay, a member of the Clearfield Lodge No. 314, F&AM Coudersport Consistory, Jaffa Shrine, is past President and current director of the Clearfield Shrine Club Oriental Band and is past Director of Altoona Court No. 70 Royal Order of Jesters. Mr. Franson is also a life member of Clearfield Fire Company No. 1 and is a life-long member of the Trinity United Methodist Church.

In addition to the numerous civic, community and charitable organizations mentioned above, Mr. Franson is the President of the Board of Directors of the Clearfield Cemetery Company, a non-profit corporation that owns and manages Hillcrest Cemetery in Clearfield.

Bill is well known locally as being a talented cook. He and his wife, Maria, currently reside on North View Drive in Clearfield. He has two children, Matthew C. Franson of Clearfield and Vicki Hunt of Garland, Texas; two step children, Lindsay and Heidi, both of Clearfield; and two grandchildren, Emily and Philip Hunt, also of Garland, Texas.

Bill commented, “When I started at the Bank in 1961, County National was a $23 million Bank with five offices in Clearfield County. Now, some 43 years later, we are nearly a $700 million Bank with twenty offices in six counties.” He attributes the growth and success of the Bank to people that work there, “Good service, innovative products and competitive rates have helped us grow over the years, but it boils down to the same thing, you’ve got to have a great staff and, in my opinion, we have the greatest!”

During his retirement, Bill said that he and his wife, Maria, plan to do a lot of traveling. He told his wife that they “will keep a suitcase packed by the back door and when a travel deal comes up, ‘we’re out of here.’”